Exhibit 99.1


Press Release                       FOR IMMEDIATE RELEASE
                                    ---------------------
                                    Contact: Thomas J. Noe, Investor Relations
                                    Telephone: (513) 870-3530



                      PEOPLES COMMUNITY BANCORP, INC.
                COMPLETES KENWOOD BANCORP, INC. ACQUISITION


     Cincinnati, Ohio - (April 26, 2002) Jerry D. Williams, President and Chief Executive Officer of Peoples Community Bancorp, Inc., announced today that Peoples completed its acquisition of Kenwood Bancorp, Inc. and its wholly owned subsidiary, Kenwood Savings Bank, effective April 26, 2002. This transaction will increase Peoples Bancorp's assets by approximately $50 million and add full service offices serving the Northgate and Kenwood areas.

     On November 1, 2001, shareholders of Kenwood approved the Agreement and Plan of Reorganization which provided for the merger of Kenwood Bancorp with and into a wholly-owned subsidiary of Peoples Community Bank and, thereafter, the dissolution of Kenwood, resulting in Kenwood Savings becoming a subsidiary of Peoples Community Bank.

     A notice and letter of transmittal will be delivered to former shareholders of Kenwood advising them of the effective date of the merger and procedures for exchanging their stock certificates for $25.22 in cash. Peoples anticipates mailing such notice and letter of transmittal the week of April 29.

     The shares of Peoples Community Bancorp, Inc. are traded on the NASDAQ National Market System under the symbol "PCBI".

     The Boards of Directors, Officers and Employees of Peoples and Kenwood express their gratitude for the overwhelming support for the transaction, pledge their best efforts toward the opportunities ahead, and look forward to serving the needs of their customers and stockholders.

     Founded in 1889, Peoples Community Bank is a community and customer oriented federally chartered savings bank. Following the acquisition, Peoples Community Bank will operate ten full service offices in Warren, Butler and Hamilton Counties, Ohio.